UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2014

Weatherford International public limited company
(Exact Name of Registrant as Specified in Its Charter)

Ireland	001-36504	98-0606750
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Bahnhofstrasse 1, 6340 Baar, Switzerland	CH 6340
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +41.22.816.1500

Not Applicable
(Former Name or Former Address and Former Fiscal Year, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth below under the second paragraph of Item 8.01 is incorporated herein by reference.

Item 8.01	Other Events.

On July 1, 2014, Weatherford International plc (the “Company” or “Weatherford”) issued a press release announcing the appointment of Ms. Dianne B. Ralston as Executive Vice President, General Counsel and Corporate Secretary. Ms. Ralston joins Weatherford with more than 20 years of combined legal, compliance, and contractual experience in the oil and gas industry, including working for Schlumberger in a variety of roles since 1998. With this appointment, the Company will merge the legal and compliance departments under Ms. Ralston, ensuring best practices in legal and compliance activities while securing a more efficient and effective organizational structure.

Mr. William B. Jacobson, Senior Vice President, Co-General Counsel and Chief Compliance Officer, will be departing the Company effective July 3, 2014. In connection with his departure, the Company will enter into a letter agreement with Mr. Jacobson confirming amounts he is entitled to receive under the terms of his employment agreement and equity award agreements. During his five year tenure at Weatherford, Mr. Jacobson established a comprehensive best-in-class compliance program. Mr. Alejandro Cestero, Vice President, Co-General Counsel and Corporate Secretary of Weatherford, will also be leaving the Company effective July 31, 2014 to pursue other opportunities. Weatherford thanks both Mr. Jacobson and Mr. Cestero for their dedicated service, and is grateful for their many contributions to Weatherford’s progression.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release issued by Weatherford International plc on July 1, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEATHERFORD INTERNATIONAL PLC
Date: July 1, 2014
/s/ Krishna Shivram
Krishna Shivram
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by Weatherford International plc on July 1, 2014